4400 Post Oak Parkway, Suite 1100 Houston, Texas 77027 713-850-8787 Weaver and Tidwell, L.L.P. CPAs AND ADVISORS | WEAVER.COM October 1, 2025 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, N.E. Washington, D.C. 20549-7561 Re: Hartman vREIT XXI, Inc. EIN No. 38-3978914 Commissioners: We were previously principal accountants for Hartman vREIT XXI, Inc. and, under the date of August 21, 2025, we reported on the consolidated financial statements of Hartman vREIT XXI, Inc. as of and for the years ended December 31, 2022 and 2021. On September 23, 2025, we declined to stand for reelection. We have read Hartman vREIT XXI, Inc.'s statements included under Item 4.01 of its Form 8-K dated October 1, 2025, and we agree with such statements. Very truly yours, WEAVER AND TIDWELL, L.L.P. Houston, Texas